Exhibit (i)
[Letterhead of Dechert LLP]
April 25, 2008
Goldman Sachs Variable Insurance Trust
71 South Wacker Drive
Chicago, IL 60606

Re:	Goldman Sachs Variable Insurance Trust, File Nos. 333-35883 and 811-08361
Dear Ladies and Gentlemen:
     We have acted as counsel for Goldman Sachs Variable Insurance Trust (the "Registrant"), a statutory trust duly organized and validly existing under the laws of the State of Delaware, in connection with amendments to and restatements of the Registrant’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and under the Investment Company Act of 1940, as amended, (the “Registration Statement”) relating to the issuance and sale by the Registrant of its authorized shares, divided into several series and classes. We have examined such governmental and corporate certificates and records as we have deemed necessary to render this opinion, and we are familiar with the Registrant’s Agreement and Declaration of Trust and Amended and Restated By-Laws, each as amended to date. We note that we are not admitted to practice law in the State of Delaware and, to the extent that this opinion is based on Delaware law, it is based on the published statutes and regulations of the State of Delaware and solely on the published decisions of courts applying Delaware law.
     Based upon the foregoing, we are of the opinion that the shares proposed to be sold pursuant to the Registration Statement, when sold in accordance with the terms of such Registration Statement and the requirements of applicable federal and state law and delivered by the Registrant against receipt of the net asset value of the shares, as described in the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by the Registrant.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.
Very truly yours,
/s/ Dechert LLP
Dechert LLP